EXHIBIT 10.4

                    DECLARATION OF TRUST FOR THE BENEFIT OF
                 MICRON ENVIRO SYSTEMS INC. DATED MARCH 8, 2007



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                              DECLARATION OF TRUST
                          (MICRON ENVIRO SYSTEMS INC.)

         WHEREAS Patch Energy Inc. (the "Trustee") is the holder of those certain Alberta Crown Natural Gas Leases as set forth and described in Schedule "A" attached hereto and made a part hereof (the "Leases"), comprising an interest in the Muskwa area; and

         WHEREAS pursuant to a distribution of assets of the Patch Oilsands Limited Partnership governed by the Patch Oilsands Limited Partnership Agreement, dated for reference May 31, 2006, among Patch Oilsands Ltd., as general partner, the Trustee, Micron Enviro Systems Inc. (the "Beneficiary") and Habanero Resources Inc. as limited partners, the Beneficiary acquired a 4.1667% interest working interest in the lands as set forth and described in Schedule "A" (the "Lands") and the Leases; and

         WHEREAS the Beneficiary has represented to the Trustee and the Trustee acknowledges that the Beneficiary is the beneficial owner of a 4.1667% working interest in the Lands and Leases as set forth and described in Schedule "A" attached hereto;

         NOW THEREFORE KNOW ALL MEN BY THESE PRESENTS THAT in consideration of the premises, and in consideration of the sum of One ($1.00) Dollar, the receipt and sufficiency of which is hereby acknowledged by the Trustee, the Trustee hereby acknowledges and declares that it holds and stands possessed of a 4.1667% working interest in the Lands and Leases as set forth and described in Schedule "A" attached hereto in trust for and on behalf of the Beneficiary.

         The Trustee further acknowledges that all benefit and advantage accruing to the Beneficiary in the Lands and Leases as hereinbefore set forth shall, if and when received, be received and held by the Trustee and its successors and assigns in trust fully for the benefit, use and ownership of the Beneficiary, subject always to the obligation of the Beneficiary to perform, observe and comply with, to the extent that the nature of its interest permits, the covenants and conditions contained in the Leases set out in Schedule "A", insofar as such covenants and conditions relate to the Beneficiary's interest in the Lands and Leases.

         The Trustee covenants and agrees that, in the event the Beneficiary should from time to time request that the Trustee assign and convey to the Beneficiary all or part of its interest in the Leases, the Trustee shall, upon such request and at the cost of the Beneficiary, execute and deliver all such documents, and do all such things, as may reasonably be required to effect such conveyance.

         The Trustee does not purport to hold in trust for the Beneficiary any better title than it now holds in the Lands and the Trustee does not hereby, either expressly or implied, warrant or guarantee title to the Lands held for the Beneficiary.

         This Declaration of Trust and all matters arising hereunder will be governed by and construed in accordance with the laws of Alberta, which will be deemed to be the proper law hereof, and the courts of Alberta will have the exclusive jurisdiction to entertain and determine all claims and disputes arising out of or in any way connection with this Declaration of Trust and the validity, existence and enforceability hereof.

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         The Trustee covenants and agrees that it shall not assign, hypothecate, pledge, transfer, encumber, alienate or in any way dispose of the interest of the Beneficiary held in trust hereunder except upon the lawful instruction and direction of the Beneficiary.


         DECLARED effective as of the 8th day of March, 2007.


                                     PATCH ENERGY INC.


                                     Per: /s/ MICHAEL S. VANDALE
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                                            MICHAEL S. VANDALE, PRESIDENT